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                                   EXHIBIT 21

                     SUBSIDIARIES OF HA-LO INDUSTRIES, INC.

The following is a list of all direct and indirect subsidiaries of the registrant as of March 15, 2000. The state or other jurisdiction of incorporation or organization is indicated in parentheses following each subsidiary's name. The names of the divisions or other business units of each subsidiary are indented and listed below the relevant subsidiary's name.

Creative Concepts in Advertising, Inc. (Michigan)
Lee Wayne Corporation (Illinois)
HA-LO Sports, Inc. (Illinois)
Promotional Marketing LLC. d/b/a UPSHOT (Illinois)
UPSHOT (New York), Inc. (New York)
Lipson Associates, Inc. d/b/a LAGA (Ohio)
Premier Promotions and Marketing, Inc. (California)
UPSHOT Direct Inc. (Virginia)
CF Napa Design Inc. d/b/a Collonna Farrell (California)
Market USA, Inc. (Illinois)
Marusa Marketing, Ltd. (Canada)
HA-LO Canada, Inc. (Canada)
HMK International Holdings, Inc. (Netherlands)
     Formula Marketing Limited (United Kingdom)
     HA-LO Belgium, N.V. (Netherlands)
         HA-LO Europe (Belgium)
     Hogberg International AS (Norway)
     Joking, Spa. (Italy)
     Parsons International S.A.(France)
     Parsons International Hong Kong Ltd. (Hong Kong)